UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

Cooper Industries plc

(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Unit F10, Maynooth Business Campus, Maynooth, Ireland		0
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered		Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights		New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:	☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:	☐

Securities Act registration statement file number to which this form relates:     N/A     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Cooper Industries plc (“Cooper”), an Irish public limited company, as successor to Cooper Industries, Ltd., a Bermuda company (“Cooper Bermuda”), hereby supplements and amends the Registration Statement on Form 8-A filed by Cooper Bermuda with the Securities and Exchange Commission (the “SEC”) on May 16, 2002, as amended by Amendment No. 1 thereto filed by Cooper Bermuda on August 24, 2007, as follows:

Item 1.	Description of Registrant’s Securities to Be Registered.

Amendment in Connection with Transaction Agreement

On May 21, 2012, Eaton Corporation (“Eaton”) and Cooper and certain other parties entered into an agreement (the “Transaction Agreement”) pursuant to which, among other things, subject to the terms and conditions thereof, Abeiron Limited, a private limited liability company organized under the laws of Ireland (“New Eaton”), will acquire (a) Cooper for cash and newly issued ordinary shares of New Eaton (the “Acquisition”) pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 (the “Scheme”) and (b) Eaton for newly issued ordinary shares of New Eaton pursuant to a merger of Turlock Corporation, an Ohio Corporation, with and into Eaton (the “Merger” and, together with the Acquisition pursuant to the Scheme, the “Transactions”). As a result of the Transactions, both Eaton and Cooper will become wholly owned subsidiaries of New Eaton.

In connection with the Transaction Agreement and the transactions contemplated thereby, on May 21, 2012, Cooper entered into Amendment No. 2 (“Amendment No. 2”) to the Second Amended and Restated Rights Agreement by and among Cooper, Cooper Bermuda and Computershare Trust Company, N.A., dated September 8, 2009 (as amended by Amendment No. 1 thereto dated September 2, 2011, the “Rights Agreement”), for the purpose of amending the Rights Agreement to render it inapplicable to the Transaction Agreement and the transactions contemplated thereby. In particular, Amendment No. 2 provides that (1) no person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of Rights (as defined in the Rights Agreement) will occur solely by virtue of the approval, execution, delivery or performance of the Transaction Agreement or the consummation of the transactions contemplated by the Transaction Agreement, or the public announcement of any of the foregoing and (2) the Rights (as defined in the Rights Agreement) will expire immediately prior to the effective time of the Scheme.

The foregoing description of the terms of Amendment No. 2 to the Rights Agreement is only a summary, and does not purport to be complete, and is qualified in its entirety by the complete text of Amendment No. 2 to the Rights Agreement, a copy of which is filed as Exhibit 4.3 hereto and incorporated herein by reference.

Item 2.	Exhibits.

4.1	Second Amended and Restated Rights Agreement, dated September 8, 2009, by and among Cooper Industries plc, Cooper Industries, Ltd. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cooper Industries plc on September 9, 2009).

4.2	Amendment to Second Amended and Restated Rights Agreement, dated September 2, 2011, by and between Cooper Industries plc and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cooper Industries plc on September 2, 2011).

4.3	Amendment No. 2 to the Second Amended and Restated Rights Agreement, dated May 21, 2012, by and between Cooper Industries plc and Computershare Trust Company, N.A.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Will Be Filed with the SEC

New Eaton will file with the SEC a registration statement on Form S-4 that will include the Joint Proxy Statement of Eaton and Cooper that also constitutes a Prospectus of New Eaton. Eaton and Cooper plan to mail to their respective shareholders (and to Cooper Equity Award Holders for information only) the Joint Proxy Statement/Prospectus (including the Scheme) in connection with the transactions. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE SCHEME) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EATON, COOPER, NEW EATON, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed with the SEC by New Eaton, Eaton and Cooper through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed by Eaton and New Eaton with the SEC by contacting Investor Relations at Eaton, and will be able to obtain free copies of the Joint Proxy Statement/Prospectus (including the Scheme) and other documents filed by Cooper by contacting Cooper Investor Relations at c/o Cooper US, Inc., P.O. Box 4466, Houston, Texas 77210 or by calling (713) 209-8400.

Participants in the Solicitation

Cooper, Eaton and New Eaton and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Cooper and Eaton in respect of the transactions contemplated by the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Cooper and Eaton in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Cooper’s directors and executive officers is contained in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 13, 2012, which are filed with the SEC. Information regarding Eaton’s directors and executive officers is contained in Eaton’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 16, 2012, which are filed with the SEC.

Statement Required by the Takeover Rules

The directors of Cooper accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Cooper (who have taken all reasonable care to ensure such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.

Persons interested in 1% or more of any relevant securities in Eaton or Cooper may from the date of this announcement have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Houston, State of Texas, on May 24, 2012.

Dated: May 24, 2012

COOPER INDUSTRIES PLC

By:	/s/ Terrance V. Helz
Name: Terrance V. Helz
Title: Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Rights Agreement, dated September 8, 2009, by and among Cooper Industries plc, Cooper Industries, Ltd. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cooper Industries plc on September 9, 2009).

4.2	Amendment to Second Amended and Restated Rights Agreement, dated September 2, 2011, by and between Cooper Industries plc and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cooper Industries plc on September 2, 2011).

4.3	Amendment No. 2 to the Second Amended and Restated Rights Agreement, dated May 21, 2012, by and between Cooper Industries plc and Computershare Trust Company, N.A.